Exhibit 4.7
[ ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.
October 21, 2024

    RE: Research and Development Collaboration and Option Agreement (“Agreement”) dated 5 January 2024 between Orano Med, a French simplified joint-stock company, with registered office at 125 avenue de Paris, 92320 Chatillon, France (“Orano Med”), and Molecular Partners, a Swiss corporation, with registered office at Wagistrasse 14, 8952 Schlieren, Switzerland (“Molecular Partners”) (each, a “Party”, and, collectively, the “Parties”). Unless otherwise noted, capitalized terms used, but not defined herein, shall have the respective meanings ascribed to them in the Agreement, as the context requires.

    Pursuant to the Agreement, Orano Med shall be the Sponsor for, and have the first right to exercise the Option for, the first Additional Candidate (i.e., the second Collaboration Product included into the Collaboration between the Parties in addition to the First Product).

    Orano Med and Molecular Partners wish to extend their Collaboration to the target Mesothelin as a second target further to DLL3, and Molecular Partners wishes to obtain the right to be the Sponsor for, and have the first right to exercise the Option for, such second target, which shall become the first Additional Candidate (i.e., the second Collaboration Product included into the Collaboration). Orano Med agreed to grant said rights to Molecular Partners subject to certain adjustments to the Collaboration.

    In consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties have agreed to enter into this letter agreement (the “Letter Agreement”) as of the date set forth above (“Letter Agreement Effective Date”) to amend the Agreement accordingly.

1.Amendments to the Agreement.

The Parties hereby acknowledge and agree that:

(a)Section 3.3(a) of the Agreement is hereby deleted and replaced as follows:

“(a) [***] shall have final decision-making authority for [***], provided that such decision is [***]. Such final decision-making authority will [***] with regard to the [***]. The final decision-making authority for [***] will [***].”

(b)Section 4.2 of the Agreement is hereby deleted and replaced as follows:

“4.2 Substitution of target.

(a) The Parties may decide to substitute the target DLL3 in the First Product or another target in another Collaboration Product by a different target (such target, the “Substitute Target”). Either Party may propose to the other Party to introduce a Substitute Target into the R&D Program and Plan in place of the target DLL3 in the First Product or another target in another Collaboration Product provided that both Parties agree on the Substitute Target and that such substitution occurs no later than:

-With respect to [***] the earlier of (i) [***] and (ii) [***];
-With respect to [***], the earlier of (i) [***] the [***] and (ii) [***].

A Party wishing to introduce a Substitute Target shall notify the other Party in writing and shall provide all relevant technical, scientific, safety and therapeutic information about the proposed target, including how it will impact the R&D Plan, R&D Program and R&D Budget and the benefits and risks of substitution over the replaced target.

(b) Should the Parties wish to jointly engage in additional pre-clinical activities for Additional Candidates, they shall enter into a Materials Transfer Agreement (“MTA”) substantially in the form of the MTA entered into by the Parties in relation to DLL3, provided that Orano Med shall have the right to request that the duration of such MTAs [***]. They shall ensure that such MTA comprises [***]. Upon finalization of such pre-clinical studies for Additional Candidates (or earlier if the JSC decides to take an earlier decision), the Parties will decide, under the supervision of the JSC, whether or not to include such Additional Candidates under this Agreement. Should the Parties decide to include such Additional Candidates under this Agreement, such Additional Candidates shall be considered as a Collaboration Product, and all rights and obligations in relation thereto shall apply unless otherwise agreed.”

(c)The first and second sentences of Section 4.4(a) of the Agreement are hereby deleted and replaced as follows:

“(a) Subject to the Opt-Out provisions set out under Section 6 below, (i) Molecular Partners shall be the Sponsor for all Clinical Trials of the First Product and first Additional Candidate, and (ii) Orano Med shall be the Sponsor for all Clinical Trials of the second and third Additional Candidates”. For Additional Candidates which the Parties agree to pursue thereafter (e.g. after the second and third Additional Candidates that will be Sponsored by Orano Med), the Parties shall agree in the JSC who will be the Sponsor of the respective Clinical Trials and the same shall apply for any testing to be performed in the course of Development of any CDs which the Parties agree to pursue.

(d)The first two sentence of Section 4.5(a) of the Agreement are hereby deleted and replaced     as follows:

“(a) Responsibility. For the First Product and first Additional Candidate (which shall become the second Collaboration Product), and subject to Section 4.9, Molecular Partners (or if Molecular Partners is not the Exploiting Party, Orano Med) will be responsible for the preparation and filing of all Regulatory Documentation under the relevant R&D Program, including (as applicable) filing the CTA/IND/BLA, and other regulatory filings, and for all regulatory communications concerning the First Product and first Additional Candidate (which shall become the second Collaboration Product)(subject to Orano Med’s right and obligation, as long as it is the Manufacturer of the Collaboration Product, to submit filings comprising Regulatory Documents relating to the Manufacturing of the Collaboration Product or as relates to 212Pb), subject to review and approval at the JSC and with reasonable support from Orano Med. For the third and fourth Collaboration Products, Orano Med (or if Orano Med is not the Exploiting Party, Molecular Partners) will be responsible for the preparation and filing of all Regulatory Documentation under the relevant R&D Program and the first sentence shall apply mutatis mutandis (except that the requirement on Orano Med to have the right and obligation, as long as it is the Manufacturer of the Collaboration Product, to submit filings comprising Regulatory Documents relating to the Manufacturing of the Collaboration Product or as relates to 212Pb shall remain).”

(e)Section 6.3(a) of the Agreement is hereby deleted in its entirety and replaced as     follows:

“6.3 Option for Additional Candidates; Rights of Exercise.

(a)    With regard to:

-the first Additional Candidate (i.e.: the second Collaboration Product included into this Collaboration in addition to the First Product), Molecular Partners will have the first right to exercise the Option for such first Additional Candidate during the Exclusive First Option Period, and Orano Med shall have the second right to exercise the Option for such first Additional Candidate. The exercise of the Option for the first Additional Candidate shall be performed pursuant to the process set forth in Section 6.2 and Section 6.2 shall apply mutatis mutandis, whereby Molecular Partners shall have the first right to exercise the Option, Orano Med shall have the second right to exercise the Option and the concerned Collaboration Product shall be the second Collaboration Product included into this Collaboration, provided that Orano Med shall remain responsible for the Manufacture of the Collaboration Product and submission of the Manufacturing and Logistics Requirements unless otherwise agreed by the Parties in writing or provided in the Clinical Supply Agreement or Commercial Supply Agreement.

-the second and third Additional Candidates (i.e.: the third and fourth Collaboration Products included into this Collaboration in addition to the First Product and the second Collaboration Product), Orano Med will have the first right to exercise the Option for such second and third Additional Candidates during the Exclusive First Option Period, and Molecular Partners shall have the second right to exercise the Option for such second and third Additional Candidates. The exercise of the Option for the second and third Additional Candidates shall be performed pursuant to the process set forth in Section 6.2 and Section 6.2 shall apply mutatis mutandis, whereby Orano Med shall have the first right to exercise the Option, Molecular Partners shall have the second right to exercise the Option and the concerned Collaboration Products shall be the second and third Collaboration Products included into this Collaboration , provided that Orano Med shall remain responsible for the Manufacture of the Collaboration Product and submission of the Manufacturing and Logistics Requirements unless otherwise agreed by the Parties in writing or provided in the Clinical Supply Agreement or Commercial Supply Agreement.”

(f)The first sentence of Section 6.3(b) of the Agreement is hereby deleted in its entirety and replaced as follows:

“Regarding any subsequent Additional Candidate (i.e.: any Collaboration Product included into this Collaboration in addition to the First Product, and the first, second and third Additional Candidate), the Parties shall discuss no later than [***] for such subsequent Additional Candidate who should have the first right to exercise the Option in relation to such subsequent Additional Candidate.”

(g)The third sentence of Section 12.9(a) of the Agreement is hereby deleted in its entirety and replaced as follows:

“Unless agreed otherwise, or if the Parties cannot agree, then (i) [***] shall have the first right (but no obligation) to be the Lead Prosecuting Party for any patent applications regarding Joint

IPR relating to the First Product and first Additional Candidate, and (ii) [***] shall have the first right (but no obligation) to be the Lead Prosecuting Party for any patent applications regarding Joint IPR relating to the second and third Additional Candidates.”

(h)The second sentence of Section 12.11(c) of the Agreement is hereby deleted in its entirety and replaced as follows:

“Unless agreed otherwise, or if the Parties cannot agree, then (i) [***] shall have the first right (but no obligation) to lead the enforcement of jointly owned Patent Rights or other Joint IPR relating to First Product and first Additional Candidate, and (ii) [***] shall have the first right (but no obligation) to lead the enforcement of jointly owned Patent Rights or other Joint IPR relating to the second and third Additional Candidates.”

2.Additional Covenants.

(a)Targets Research Activities

The Parties hereby acknowledge and agree that:

•Each Party may disclose, at each JSC meeting, one or more targets that may be of interest for the Collaboration (each, a “Proposed Target”).

•The JSC shall discuss each Proposed Target and may mutually agree on its inclusion (a “Selected Target”) in a targets list (“Targets List”) in relation to which the Parties would carry out target-based scientific activities leveraging both Parties’ technologies, including drug discovery activities (“Research Activities”), to validate such Selected Targets and identify DARPin that are active against Selected Targets.

•A Party’s interest in a Proposed Target disclosed at the JSC shall constitute such Party’s Confidential Information. [***] shall constitute such refusing Party’ Confidential Information. However, this shall not limit either Party from working on any targets that are not Selected Targets, even if they were a Proposed Target by the other Party.

•The JSC shall discuss and mutually update and record in writing the Targets List at each JSC meeting, and shall establish a hit finding strategy (including hit identification and/or hit validation requirements) directed to each Selected Target within the Targets List (“Hit Finding Strategy”). The Hit Finding Strategy shall be recorded in writing and shall set forth the criteria according to which a compound would be deemed as being active against a Selected Target (such Selected Target would then automatically be deemed a “Hit Target”).

•The Parties shall enter into an MTA substantially in the form of the MTA entered into by the Parties in relation to DLL3 for each HIT Target (which would become an Additional Candidate). They shall ensure that such MTA comprises exclusivity provisions at least equivalent to the exclusivity provisions provided for under the Agreement.  Upon finalization of such pre-clinical studies for such Additional Candidates, the Parties will decide, under the supervision of the JSC, whether or not to include such Additional Candidates under the Agreement.  Should the Parties decide to include such Additional Candidates under the Agreement, such Additional Candidates shall be considered as a Collaboration Product, and all rights and obligations in relation thereto shall apply unless otherwise agreed.

•The licenses granted by each Party to the other Party under Section 4.1 of the Agreement shall extend to Research Activities on a Selected Target-by-Selected Target basis, for the duration of the Selected Target Exclusivity Term (as defined below), and in accordance with the Hit Finding Strategy.

•The exclusivity provisions set forth in Section 2.4(a)(ii)(y) shall apply to each Selected Target for a duration of twelve (12) months from the inclusion of such Selected Target within the Targets List, unless Research Activities on the given Selected Targets have stopped earlier, as duly acknowledged by the JSC, in which case the exclusivity provisions set forth in Section 2.4(a)(ii)(y) shall cease to apply at that point in time, or otherwise as agreed by the Parties (the “Selected Target Exclusivity Term”). Should either Party after the expiration of the Selected Target Exclusivity Term, desire to continue work on such target, such Party shall be free to use data coming from Research Activities undertaken by the other Party, provided that the Party that has paid for the generation of the data is reimbursed for the actual costs associated with the data generation.

3.Counterparts. This Letter Agreement may be executed in two (2) counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. This Letter Agreement may be executed by facsimile or electronic (e.g., pdf, DocuSign) signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

4.Effect. This Letter Agreement enters into force as from the Letter Agreement Effective Date. To the extent that its provisions are not displaced by this Letter Agreement, the Agreement continues in full force and effect.

5.Entire Agreement. This Letter Agreement sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises, and representations, whether written or oral, with respect thereto are superseded hereby and thereby.

6.Governing Law. Injunctive relief. This Letter Agreement shall be governed and construed in accordance with the internal laws of Belgium, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. Nothing contained in this Letter Agreement shall deny either Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed or maintained notwithstanding any ongoing discussions between the Parties.

7.Disputes. Any dispute, controversy or claim arising out of, relating to or in connection with any provision of this Letter Agreement shall constitute a Dispute under the Agreement and shall be subject to Section 17.3 of the Agreement.

    IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have caused this Letter Agreement to be executed by their duly authorized representatives as of the Letter Agreement Effective Date.

MOLECULAR PARTNERS	ORANO MED
By: /s/ Patrick Amstutz____________________	By: /s/ Julien Dodet_____________
Name: Patrick Amstutz	Name: Julien Dodet
Title: CEO, Molecular Partners	Title: CEO, Orano Med

By: /s/ Michael Pitzner____________________
Name: Michael Pitzner
Title: General Counsel, Molecular Partners